Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Kingstone Companies, Inc. on Form S-8 for registering shares under the 2005 Equity Participation Plan, to be filed on or about September 25, 2013, of our report dated March 30, 2012, on our audit of the consolidated financial statements as of December 31, 2011 and for the year ended December 31, 2011, which report was included in the Annual Report on Form 10-K filed on April 1, 2013.

/s/ EisnerAmper, LLP

Iselin, New Jersey
September 25, 2013